Exhibit 4

                           CERTIFICATE OF DESIGNATION

                                       of

                            SERIES C PREFERRED STOCK

                                       of

                             VANGUARD AIRLINES, INC.



                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)




                  Vanguard Airlines, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Company"), hereby certifies that the following resolution was adopted by the Board of Directors of the Company as required by Section 151(f) of the General Corporation Law by Unanimous Written Consent duly executed on January 22, 2001:

                  RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Restated Certificate of Incorporation, as amended, of the Company (the "Restated Certificate"), the Board of Directors hereby creates a series of Preferred Stock, par value $0.001 per share (the "Preferred Stock"), of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

                  Section 1. Designation and Amount. The shares of this series shall be designated as "Series C Preferred Stock" (the "Series C Preferred") and the number of shares constituting the Series C Preferred shall be Two Hundred Fifty Thousand (250,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series C Preferred to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series C Preferred.

                  Section 2. Rank. The Series C Preferred shall, with respect to any and all rights and preferences set forth herein, including without limitation, dividend rights and rights upon liquidation, winding up or dissolution, whether voluntary or involuntary, rank senior to all series of Preferred Stock that may be designated by the Board from time to time other than the Series B Preferred. The Series C

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         Preferred shall, with respect to any and all rights and preferences set forth herein, including without limitation, dividend rights and rights upon liquidation, winding up or dissolution, whether voluntary or involuntary, rank equally and pari passu with the Preferred Stock designated as Series B Preferred Stock (the "Series B Preferred" or "Parity Securities"). The Series C Preferred will prior to (a) the common stock, par value $.001 per share, of the Company (the "Common Stock"), and (b) and all classes or series of Preferred Stock, preference stock or any other capital stock or equity securities of the Company, whether now issued or hereafter created, other than the Series B Preferred. All equity securities of the Company to which the Series C Preferred ranks prior, including the Common Stock, are collectively referred to herein as the "Junior Securities."

                  Section 3. Dividend Provisions. Subject to the equal rights of any Parity Securities, the holder of each share of Series C Preferred shall be entitled to receive, out of funds legally available for the purpose, quarterly dividends payable in cash, on January 1, April 1, July 1 and October 1 in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date") (rounded to the nearest cent) an amount equal to the product of (a) the number of shares in which each Series C Preferred is then convertible, times (b) the aggregate amount of all cash dividends, and the aggregate (payable in cash, based upon the fair market value at the time the non-cash dividend or other distribution is declared as determined in good faith by the Board of Directors) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise) declared (but not withdrawn) during such quarter on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the date upon which such shares of Series C Preferred were first issued (the "Initial Series C Issue Date"). No dividends shall be declared or paid by the Company on the Common Stock (other than a dividend payable in shares of Common Stock, or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise)) unless at such time or prior thereto, the Board of Directors shall have declared and set aside for payment the resulting dividend required by this Section 3.

                  Section 4. Liquidation Preferences.

                  (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, and subject to the equal rights of any Parity Securities, the holders of shares of Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock and other Junior Securities by reason of their ownership thereof, an amount per share equal to the sum of (i) Twenty Dollars ($20.00) for each outstanding share of Series C Preferred (the "Original Series C Issue Price"), (ii) the aggregate amount of all Liquidation Accretion Amounts that have accrued pursuant to subsection 4(b) with respect to such share of Series C Preferred since the Initial Series C Issue Date, and (iii) an amount

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         equal to declared but unpaid dividends on such share (the sum of the amounts referred to in clauses (i), (ii) and (iii) is referred to herein as the "Liquidation Value"). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred shall be insufficient to permit the payment to such holders of the full Liquidation Value, then, subject to the equal rights of the Parity Securities, the entire assets and funds of the Company legally available for distribution to the holders of the Series C Preferred shall be distributed ratably among the holders of shares of Series C Preferred in proportion to the aggregate Liquidation Value that each such holder is otherwise entitled to receive.

                  (b) The "Liquidation Accretion Amount" for each share of Series C Preferred shall initially be zero (0), and shall increase on the first anniversary date of the Initial Series C Issue Date by $1.40, on the second anniversary date by $1.50, and on the third anniversary date by $1.60, per share.

                  (c) Upon the completion of the distribution required by subsection (a) together with any distribution which may be required with respect to any Parity Securities, the remaining assets of the Company available for distribution to holders shall be distributed, among the holders of Series C Preferred and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Series C Preferred).

                  (d) (i) For purposes of this Section 4, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include, (A) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company; or (B) a sale of all or substantially all of the assets of the Company.

                      (ii) In any of such events, if the consideration received by the Company or its stockholders is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                           (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

                               (1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;

                               (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

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                               (3) If there is no active public market, the
         value shall be the fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                           (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A)(1), (2) or
         (3) to reflect the approximate fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                      (iii) In the event the requirements of this subsection 4(d) are not complied with, the Company shall forthwith either:

                           (A) cause such closing to be postponed until such time as the requirements of this Section 4 have been complied with; or

                           (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series C Preferred shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 4(c)(iv) hereof.

                      (iv) The Company shall give each holder of record of Series C Preferred written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 4, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series C Preferred that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Series C Preferred.

                  Section 5. Redemption.

                  (a) Optional Redemption. The Series C Preferred may be redeemed (subject to (i) the right of any or all shares of Series C Preferred to be converted into Common Stock at any time prior to the Redemption Date (as defined in subsection 5(b)), and (ii) subject to the restrictions described in this subsection 5(a) and the legal availability of funds therefor) at any time after June 30, 2001, at

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         the Company's option, in whole or in part, in the manner provided in subsection 6(b), at a redemption price per share of Series C Preferred equal to the Liquidation Value in effect on the Redemption Date. In the event a redemption of less than all of the outstanding shares of Series C Preferred pursuant to this subsection 5(a), the Company shall effect such redemption either pro rata according to the number of shares held by each holder of shares of Series C Preferred, or by lot, in each case, as may be determined by the Company in its sole discretion.

                  (b) Procedures for Redemption.

                      (i) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the Series C Preferred, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each holder of record on the record date fixed for such redemption (the "Redemption Date") of the Series C Preferred at such holder's address as the same appears on the stock register of the Company, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series C Preferred to be redeemed except as to the holder or holders to whom the Company has failed to give said notice or except as to the holder or holders whose notice was defective; provided, further, that the Company may withdraw such Redemption Notice and thereby have no obligation to consummate the redemption described therein at any time prior to the third day prior to the Redemption Date set forth therein by providing written notice of such withdrawal to each holder who received such Redemption Notice. The Redemption Notice shall state:

                        (1) the redemption price;

                        (2) whether all or less than all the outstanding shares of the Series C Preferred are to be redeemed and the total number of shares of the Series C Preferred being redeemed;

                        (3) the number of shares of Series C Preferred held, as of the appropriate record date, by the holder that the Company intends to redeem;

                        (4) the Redemption Date;

                        (5) that the holder is to surrender to the Company, at the place or places where certificates for shares of Series C Preferred are to be surrendered for redemption, in the manner and at the price designated, such holder's certificate or certificates representing the shares of Series C Preferred to be redeemed; and

                        (6) that cash dividends on the shares of the Series C Preferred to be redeemed shall cease to accrue on such Redemption Date unless the Company defaults in the payment of the redemption price.

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                      (ii) Each holder of Series C Preferred shall surrender the certificate or certificates representing such shares of Series C Preferred to the Company, duly endorsed, in the manner and at the place designated in the Redemption Notice and on the Redemption Date. The full redemption price for such shares of Series C Preferred shall be payable in cash to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                      (iii) Unless the Company defaults in the payment in full of the applicable redemption price, cash dividends on the shares of Series C Preferred called for redemption shall cease to accrue and accumulate on the Redemption Date, and the holders of such redeemed shares shall cease to have any further rights with respect thereto from and after the Redemption Date, other than the right to receive the redemption price on the Redemption Date, without interest.

                  Section 6. Conversion. The holders of Series C Preferred shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. Each share of Series C Preferred shall be convertible at the option of the holder thereof, at any time after the Initial Series C Issue Date, at the office of the Company or any transfer agent for the Series C Preferred, into the number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Value by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The initial Conversion Price (the "Conversion Price") shall be $1.25 per share. Such initial Conversion Price shall be subject to adjustment as hereinafter provided. The number of shares of Common Stock into which a share of Series C Preferred is convertible is hereinafter referred to as the "Conversion Rate."

                  (b) Mechanics of Conversion. Before any holder of Series C Preferred shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series C Preferred, and shall give written notice to the Company at such office that he elects to convert the same, and shall state therein the name or names which he wishes the certificate or certificates for shares of Common Stock to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to each holder of Series C Preferred, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

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                  (c) Fractional Shares. No fractional shares shall be issued upon conversion of the Series C Preferred. In lieu of the Company issuing any fractional shares to holders upon the conversion of the Series C Preferred, the Company shall pay to such holders an amount equal to the product obtained by multiplying the Conversion Price by the fraction of a share not issued pursuant to the previous sentence.

                  (d) Stock Splits and Dividends. In the event the Company should at any time or from time to time after the Initial Series C Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series C Preferred shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding.

                  (e) Combinations. If the number of shares of Common Stock outstanding at any time after the Initial Series C Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series C Preferred shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series C Preferred shall be decreased in proportion to such decrease in outstanding shares.

                  (f) Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 6(e), then, in each such case for the purpose of this subsection 6(f), the holders of the Series C Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series C Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

                  (g) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 6 or Section 4) provision shall be made so that the holders of the Series C Preferred shall thereafter be entitled to receive upon conversion of the Series C Preferred the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6

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         with respect to the rights of the holders of the Series C Preferred after the recapitalization to the end that the provisions of this
         Section 6 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series C Preferred) shall be applicable after that event as nearly equivalent as may be practicable.

                  (h) No Impairment. The Company will not, by amendment of its Restated Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but it will at all times in good faith assist in the carrying out of all of the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred against impairment.

                  (i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series C Preferred pursuant to this Section 6, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series C Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series C Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series C Preferred.

                  (j) Notices of Record Date. In the event of any taking by the Company of the record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Company shall mail to each holder of Series C Preferred, at least twenty (20) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

                  (k) Reservation of Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series C Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of the Series C Preferred, the Company will take such corporate action as may be necessary, in the opinion of its counsel, to increase its authorized but unissued

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         shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (l) Notices. Any notice required by the provisions of this
         Section 6 to be given to the holders of shares of Series C Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Company.

                  Section 7. Voting Rights.

                  (a) The holder of each share of Series C Preferred shall have the right to one vote for each share of Common Stock into which such Series C Preferred could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Company, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series C Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                  (b) So long as shares of the Series C Preferred are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) of at least fifty percent (50%) of the then outstanding shares of the Series C Preferred, voting together as a single class on an as-converted basis,
         (i) alter or change the rights, preferences, or privileges of the Series C Preferred so as to affect adversely such series of Preferred Stock or (ii) increase the authorized number of shares of Series C Preferred.

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                  IN WITNESS WHEREOF, this Certificate of Designation is
executed on behalf of the Company this 9th day of March, 2001.

                                               VANGUARD AIRLINES, INC.


                                               By:/s/ Robert M. Rowen
                                                  ------------------------------
                                                  Name:   Robert M. Rowen
                                                  Title:  General Counsel and
                                                          Vice President